Exhibit 99.3

CONSENT

I hereby consent to serve as a director of Electrum Special Acquisition Corporation and/or one or more successor or affiliated entities (collectively, the “Company”) if elected or appointed as such, and to be named as a director designee or as a nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus contained therein.

Date: April 23, 2015

/s/ Thomas A. Ronzetti III
Name: Thomas A. Ronzetti III